FORM 5
[ ]Check box if no longer         U.S. SECURITIES AND EXCHANGE COMMISSION
subject to Section 16.                     Washington, D.C. 20549
Form 4 or Form 5 obligations
may continue.            ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[ ]Form 3 Holdings Reported
[ ]Form 4 Transactions Reported

        Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
          Section 17(a) of the Public Utility Holding Company Act of 1935 or
                Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person|2. Issuer Name and Ticker or Trading
Sidorsky      Arthur                   |   Symbol
(Last)        (First)          (Middle)|
                                       |   Standard Microsystems Corporation
           80 Arkay Drive              |   (SMSC)
              (Street)                 |-------------------------------------
                                       |3. IRS or Social Security Number of
Hauppauge           NY          11788  |   Reporting Person (Voluntary)
City)           (State)        (Zip)   |
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4. Statement of Month/Year|5. If Amendment, Date or Original (Month/Year)
                          |
   02/99                  |
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6. Relationship of Reporting Person|7. Individual or Joint/Group Filing
   to Issuer (Check all applicable)|
                                   |   x  Form filed by one Reporting Person
      Director            10% Owner|  ---
  ---                 ---          |      Form filed by more than one
   x  Officer (give       Other    |  --- Reporting Person
  --- title below)    --- (specify |
                          below)   |
  Chief Operating Officer          |
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Table I - Non-Derivative Securties Acquired, Disposed of, or Beneficially Owned

1.Title of security    |2.Transaction     |3.Transaction |  4.Securities       |5.Amount of       |6.Ownership    |7.Nature of
                       |  Date            |  Code        |    Acquired (A)     |  Securities      |  Form:        |  Indirect
                       |  (Month/Day/Year)|              |    or Disposed      |  Beneficially    |  Direct (D)   |  Beneficial
                       |                  |              |    of (D)           |  Owned at End    |  Indirect (I) |  or Ownership
                       |                  |              |---------------------|  of Issuer's     |               |
                       |                  |              |       |(A)|         |  Fiscal Year     |               |
                       |                  |--------------|-------|or |---------|                  |               |
                       |                  |  Code        |Amount |(D)| Price   |                  |               |
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
                       |                  |              |       |   |         |                  |               |
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                       |                  |              |       |   |         |                  |               |
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                       |                  |              |       |   |         |                  |               |
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                       |                  |              |       |   |         |                  |               |
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                       |                  |              |       |   |         |                  |               |
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

FORM  5 (Continued)         Table II-Derivative Securities Acquired, Disposed
                                  of, or Beneficially Owned (e.g. puts, calls, warrants, options, convertible securities)

1.Title of           |2.Conversion or    |3.Transaction |4.Transaction |5.Number of       |6.Date
  Derivative         |  Exercise Price   |  Date        |  Code        |  Derivative      |  Exercisable
  Security           |  of Derivative    |  (Month/     |              |  Securities      |  and Expiration
                     |  Security         |  Day/Year)   |              |  Acquired (A)    |  Date
                     |                   |              |              |  or Disposed     |
                     |                   |              |              |  of (D)          |------------------------
                     |                   |              |--------------|------------------|  Date       |Expiration
                     |                   |              |  Code        | (A)   |  (D)     |  Exercisable|Date
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                                                                       |       |
Employee Stock Option|  $ 9.50           |  03/02/98    | A            |15,000 |          | 03/02/99*   |03/01/09
(Right to Buy)       |                   |              |              |       |          |             |
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Employee Stock Option|  $ 8.75           |  07/14/98    | A            |30,000 |          | 07/14/99*   |07/13/09
(Right to Buy)       |                   |              |              |       |          |             |

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
7.Title and              |8.Price of     |9.Number of   |10.Ownership   |11.Nature
  Amount of              |  Derivative   |  Derivative  |   Form of     |   of
  Underlying             |  Security     |  Securities  |   Derivative  |   Indirect
  Securities             |               |  Beneficially|   Security:   |   Beneficial
                         |               |  Owned at End|   Direct (D)  |   Ownership
                         |               |  of Year     |   or          |
-------------------------|               |              |   Indirect (I)|
Title         |Number    |               |              |               |
              |of Shares |               |              |               |
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
Common Stock  |15,000    |  ---          |  15,000      |   D           |
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Common Stock  |30,000    |  ---          |  30,000      |   D           |
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
Explanation of Responses:

*Option becomes exercisable in four equal annual installments, the first occurring on the date shown.

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note. File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

         /s/Arthur Sidorsky                    April 22, 1999
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   **Signature of Reporting Person                  Date